FOR IMMEDIATE RELEASE
Forum Energy Technologies Closes Sale-Leaseback Transaction
•Generates approximately $32 million in net proceeds
•Presents meaningful deleveraging opportunity
Houston, Texas, November 30, 2022 – Forum Energy Technologies, Inc. (NYSE: FET) announced today that it has closed a sale of four manufacturing and distribution centers located in Texas and Louisiana. The properties will remain an integral part of FET’s operations strategy going forward. In connection with the sale, the Company entered into a long-term lease agreement. The net sales proceeds from the transaction totaled approximately $32 million.
Neal Lux, President and Chief Executive Officer, remarked, “This transaction generates value for our stakeholders at an EBITDA multiple over ten times future annual lease payments. These sale proceeds and our projected second half 2022 free cash flow represent a $60 to $70 million net debt reduction since June 30, 2022. Our capital light business model provides significant flexibility to use the sale proceeds and free cash flow generated to improve our balance sheet and fund growth opportunities.”
FET is a global company, serving the oil, natural gas, industrial and renewable energy industries. FET provides value added solutions that increase the safety and efficiency of energy exploration and production. We are an environmentally and socially responsible company headquartered in Houston, TX with manufacturing, distribution and service facilities strategically located throughout the world. For more information, please visit www.f-e-t.com.
Company Contact
Rob Kukla
Director Investor Relations
281.994.3763
Rob.Kukla@f-e-t.com